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                                                                     Exhibit 1.2

                          [______________ Letterhead]



                         DROVERS BANCSHARES CORPORATION

                                ________ Shares

                               at $____ per Share

                                  COMMON STOCK



                           SELECTED DEALER AGREEMENT
                           -------------------------



Gentlemen:

     You have agreed to assist ______________________________________ in connection with the offer and sale of up to _______ shares (the "Shares") of Common Stock, No par value, of Drovers Bancshares Corporation (the "Company") to the general public at the public offering price of $_____ per share (the "Offering"). The Shares, the terms on which they are being offered and our engagement as Agent for the Company on a best efforts basis are more fully described in the Company's Prospectus dated __________, 1999 and the Agency Agreement dated _______________, 1999.

     We are offering to Selected Dealers (of which you are one) the opportunity to participate in the solicitation of offers from the general public to buy the Shares in connection with the Offering, and we will pay you a fee in the amount of four and one half percent (4.5%) of the dollar amount of the Shares sold on behalf of the Company by you. The dollar amount of Shares sold on behalf of the Company by you shall be evidenced on a summary letter as prepared by your firm (the "Summary Letter"). Payment for Shares purchased on behalf of your customers shall be made by you on such dates and at such places as we advise you, by certified check, bank cashier's check or wire transfer payable to the order of ____________________, in such clearing house funds as we advise, against delivery of the Shares. Delivery instruments must be in our hands at the office of __________________ at such time as we request.

     The above payment shall be made by you at the public offering price or, if we so advise you, at a net price equal to such public offering price less the Selected Dealer's commission. If payment is made by you at such public offering price, the Selected
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Dealer's commission payable to you hereunder shall be paid promptly after the termination of this Agreement (or on such earlier date as we may determine).

     You understand that, in accordance with Securities and Exchange Commission ("SEC") Rule 15 c2-4, promulgated under the Securities Exchange Act of 1934 (the " 1934 Act"), in connection with indications of interest solicited by you, (1) you will subsequently contact any customer indicating interest to confirm the interest, (2) you will mail acknowledgments of receipt of orders to each customer confirming interest on the business day following such confirmation,
(3) you will debit accounts of such customers on the third business day (the "debit date") following receipt of the confirmation referred to in (1), and (4) you will forward an executed Summary Letter, together with such funds, to _______________________ when and as directed by us. You acknowledge that customers' funds are not required to be in their accounts until the debit date.

     It is understood that the Summary Letter must (1) bear the authorized designation of your firm; (2) indicate the true and correct number of Shares requested by your customers; and (3) represent that no beneficial owner will be purchasing 5% or more of the Shares offered in this Offering.

     This offer is made subject to the terms and conditions herein set forth and is made only to Selected Dealers who are (1) members in good standing of the National Association of Securities Dealers, Inc. ("NASD") who agree to comply with all applicable rules of the NASD, including, without limitation, the NASD's Interpretation With Respect to Free-Riding and Withholding (IM-2210-1) and Conduct Rules 2740 or (2) foreign dealers not eligible for membership in the NASD who agree (A) not to sell any Shares within the United States, its territories or possessions or to persons who are citizens thereof or resident therein and (B) in making other sales to comply with (i) the above-mentioned NASD Interpretation and Conduct Rules 2730, 2740 and 2750 as if they were NASD members, and (ii) Conduct Rule 2420 as it applies to nonmember brokers or dealers in a foreign country.

     You represent and warrant that at no time prior to the Offering have you purchased or acquired securities of the Company which have not been registered under the Securities Act of 1933, as amended.

     Subscriptions for Shares will be strictly subject to confirmation and we, acting on behalf of the Company, reserve the right in our unfettered discretion to reject any subscription, in whole or in part, to accept or reject subscriptions in the order of their receipt or otherwise, and to allot Shares among subscribers. Neither you nor any other person is authorized by the Company or by us to give any information or make any representations other than those contained in the Prospectus in connection with the sale of any of the Shares. No Selected Dealer is authorized to act as agent for us when soliciting offers to buy the Shares from the public or otherwise. No Selected Dealer shall engage in any stabilizing activities (as defined in Rule lOb-7 promulgated under the 1934
Act) with respect to the Company's Shares during the Offering.
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     We and each Selected Dealer assisting in selling shares pursuant hereto agree to comply with all federal and state statutes, rules and regulations applicable to the Offering. addition, we and each Selected Dealer confirm that the SEC interprets Rule 15c2-8, promulgated under the 1934 Act, as requiring that a copy of the Prospectus be supplied to each person who is expected to receive a confirmation of sale at least 48 hours prior to the mailing of such confirmation and agree to abide by and comply with such rule.

    Unless earlier terminated by us, this Agreement shall terminate upon the closing of the Additional Offering Period (as defined in the Agency Agreement). We may terminate this Agreement or any provision hereof at any time by written or telegraphic notice to you. Our obligations hereunder are subject to the successful completion of the Offering.

     You agree that at any time or times prior to the termination of this Agreement you will, upon our request, report to us the number of Shares sold on behalf of the Company by you under this Agreement. You agree that the Summary Letter will be delivered to the Company, with copies to us.

     We shall have full authority to take such actions as we may deem advisable in respect of all matters pertaining to the Offering. We shall be under no liability to you except for lack of good faith and for obligations expressly assumed by us in this Agreement.

     Upon application to us, we will inform you as to the states in which we believe the Shares have been qualified for sale under, or are exempt from the requirements of, the respective Blue Sky laws of such states, but we assume no responsibility or obligation as to your rights to sell Shares in any state.

     Copies of the Prospectus and any supplements thereto will be supplied in reasonable quantities upon request.

     Any notice from us to you shall be deemed to have been duly given if mailed, telephoned, transmitted by telephone facsimile or telegraphed to you at the address to which this Agreement is mailed.

     Terms used herein that are not defined herein but are defined in the Prospectus shall have the meanings defined therein.

     This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     Please confirm your agreement hereto by signing this letter and returning it immediately to us at _______________________________, ______________________,
___________, _____________ ____, Attention: _____________________,
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___________________. The enclosed duplicate copy of this letter will evidence the agreement between us.

                              Very truly yours,

                              ______________________________



                              By: _______________________________
                                    _____________________
                                    Senior Vice President



Agreed to and accepted:

(Name of Firm)



By: _________________________

Print Name:

Title:

Date: